Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2018 Second-Quarter Financial Results

Cambridge, Mass., July 27, 2018 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2018 second-quarter financial results.

Second-Quarter Financial Performance

Total revenues were $96.4 million for the second quarter of 2018, compared with $89.7 million for the second quarter of 2017. Research revenues increased 7%, and advisory services and events revenues increased 8%, compared with the second quarter of 2017.

On a GAAP basis, net income was $7.8 million, or $0.43 per diluted share, for the second quarter of 2018, compared with net income of $6.1 million, or $0.34 per diluted share, for the same period in 2017.

On a pro forma basis, net income was $9.6 million, or $0.53 per diluted share, for the second quarter of 2018, which reflects a pro forma effective tax rate of 31%. Pro forma net income excludes stock-based compensation of $2.1 million, amortization of acquisition-related intangible assets of $0.2 million, and acquisition and integration costs of $0.3 million. This compares with pro forma net income of $7.6 million, or $0.42 per diluted share, for the same period in 2017, which reflects a pro forma tax rate of 40%. Pro forma net income for the second quarter of 2017 excludes stock-based compensation of $2.2 million and amortization of acquisition-related intangible assets of $0.2 million.

“Forrester exceeded revenue, operating margin, and EPS guidance for the second quarter of 2018,” said George F. Colony, Forrester’s chairman and chief executive officer. “We had a good quarter. Our selling model continues to show results, and the acquisitions of FeedbackNow and GlimpzIt will help accelerate our build of the real-time CX Cloud, providing our clients the insights they need to win in a customer-led market. We remain positive about our strategy and growth.”

Forrester is providing third-quarter 2018 financial guidance as follows:

Third-Quarter 2018 (GAAP):

•	Total revenues of approximately $82.0 million to $85.0 million.

•	Operating margin of approximately 4.5% to 6.5%.

•	Other income (expense), net of zero.

•	An effective tax rate of 32%.

•	Diluted earnings per share of approximately $0.14 to $0.18.

Third-Quarter 2018 (Pro Forma):

Pro forma financial guidance for the third quarter of 2018 excludes stock-based compensation expense of $2.1 million to $2.3 million, acquisition and integration costs of $0.6 million to $0.8 million, amortization of acquisition-related intangible assets of $0.4 million to $0.6 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 8.5% to 10.5%.

•	Pro forma effective tax rate of 31%.

•	Pro forma diluted earnings per share of approximately $0.27 to $0.31.

Our full-year 2018 guidance is as follows:

Full-Year 2018 (GAAP):

•	Total revenues of approximately $352.0 million to $360.0 million.

•	Operating margin of approximately 6.5% to 7.5%.

•	Other income (expense), net of zero.

•	An effective tax rate of 32%.

•	Diluted earnings per share of approximately $0.91 to $0.98.

Full-Year 2018 (Pro Forma):

Pro forma financial guidance for full-year 2018 excludes stock-based compensation expense of $8.5 million to $9.0 million, acquisition and integration costs of $1.2 million to $1.4 million, amortization of acquisition-related intangible assets of $1.1 million to $1.4 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 9.5% to 10.5%.

•	Pro forma effective tax rate of 31%.

•	Pro forma diluted earnings per share of approximately $1.33 to $1.40.

Quarterly Dividend

Forrester also announced today that its board of directors has approved a quarterly cash dividend of $0.20 per share, payable September 26, 2018, to shareholders of record on September 12, 2018.

About Forrester Research

Forrester Research is one of the most influential research and advisory firms in the world. We work with business and technology leaders to develop customer-obsessed strategies that drive growth. Forrester’s unique insights are grounded in annual surveys of more than 675,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data, custom consulting, exclusive executive peer groups, and events, the Forrester experience is about a singular and powerful purpose: to challenge the thinking of our clients to help them lead change in their organizations. For more information, visit forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the third quarter of and full-year 2018, statements about the success of operational improvements, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, demand for advisory and consulting services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, Forrester’s ability to develop and offer new products and services, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, Forrester’s ability to realize the anticipated benefits from recent internal reorganizations, the possibility of network disruptions and security breaches, Forrester’s ability to enforce and protect its intellectual property, and possible variations in Forrester’s quarterly operating results. Dividend declarations are at the discretion of Forrester’s board of directors, and plans for future dividends may be revised by the board at any time. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617-613-6000

mdoyle@forrester.com

Meaghan Rhyasen

Public Relations

Forrester Research, Inc.

+ 1 617-613-6070

press@forrester.com

© 2018, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Research services	$58,300	$54,575	$110,000	$106,318
Advisory services and events	38,053	35,158	64,102	60,609

Total revenues	96,353	89,733	174,102	166,927
Operating expenses:
Cost of services and fulfillment	39,071	36,910	73,176	68,306
Selling and marketing	32,709	30,508	65,720	61,130
General and administrative	10,940	10,419	21,679	20,589
Depreciation	2,095	1,489	4,091	3,168
Amortization of intangible assets	182	194	368	385
Acquisition and integration costs	329	—	329	—

Total operating expenses	85,326	79,520	165,363	153,578

Income from operations	11,027	10,213	8,739	13,349
Other income, net	271	93	153	102
Losses on investments	(20)	(22)	(45)	(225)

Income before income taxes	11,278	10,284	8,847	13,226
Income tax expense	3,490	4,220	2,792	4,132

Net income	$7,788	$6,064	$6,055	$9,094

Diluted income per common share	$0.43	$0.34	$0.33	$0.50

Diluted weighted average shares outstanding	18,290	18,050	18,313	18,293

Basic income per common share	$0.43	$0.34	$0.34	$0.51

Basic weighted average shares outstanding	17,965	17,715	18,001	17,973

Pro forma data (1):

Income from operations	$11,027	$10,213	$8,739	$13,349
Amortization of intangible assets	182	194	368	385
Acquisition and integration costs	329	—	329	—
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,107	1,103	2,127	2,299
Selling and marketing	247	202	491	364
General and administrative	754	891	1,453	1,582

Pro forma income from operations	13,646	12,603	13,507	17,979

Other income, net	271	93	153	102

Pro forma income before income taxes	13,917	12,696	13,660	18,081

Income tax expense GAAP	3,490	4,220	2,792	4,132
Tax effects of pro forma items (2)	603	900	1,131	1,815
Adjustment to tax expense to reflect pro forma tax rate (3)	221	(42)	312	1,285

Pro forma net income	$9,603	$7,618	$9,425	$10,849

Pro forma diluted income per share	$0.53	$0.42	$0.51	$0.59

Pro forma diluted weighted average shares outstanding	18,290	18,050	18,313	18,293

(1)	Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, acquisition and integration costs, net gains or losses from investments, as well as their related tax effects. We also utilized an assumed tax rate of 31% in 2018 and 40% in 2017, which excludes items such as any release of reserves for uncertain tax positions established in prior years and the effect of any adjustments related to the filing of prior year tax returns. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.
(2)	The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.
(3)	To compute pro forma net income, we apply a pro forma effective tax rate of 31% in 2018 and 40% in 2017.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	June 30, 2018	December 31, 2017
Balance sheet data:
Cash, cash equivalents and marketable investments	$143,087	$134,123
Accounts receivable, net	$49,486	$70,023
Deferred revenue	$143,023	$145,207

	Six Months Ended
	June 30,
	2018	2017
Cash flow data:
Net cash provided by operating activities	$28,286	$26,893
Purchases of property and equipment	$(2,544)	$(3,240)
Repurchases of common stock	$(9,642)	$(36,426)
Dividends paid	$(7,196)	$(6,815)

	As of
	June 30,
	2018	2017
Metrics:
Agreement value	$249,500	$236,700
Client retention	75%	75%
Dollar retention	88%	87%
Enrichment	99%	94%
Number of clients	2,355	2,417

	As of
	June 30,
	2018	2017
Headcount:
Total headcount	1,402	1,381
Products and advisory services staff	539	521
Sales force	520	538